Exhibit 99.1

Contact:	Geoffrey Buscher SBG Investor Relations 919-526-1444 IR@xerium.com

XERIUM TECHNOLOGIES APPOINTS CHIEF FINANCIAL OFFICER

RALEIGH, N.C., March 15, 2011 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced the appointment of Clifford E. Pietrafitta to the position of Chief Financial Officer, effective immediately. Brian Fox, who has served as the Company’s Chief Financial Officer and Chief Accounting Officer on an interim basis since August 13, 2010, has stepped down from those positions.

“We recruited Cliff for his extensive financial, operational, and strategic skills as we continue to drive innovation and position ourselves for the next stage of the company’s growth,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “I also offer my sincere gratitude to Brian for his hard work and dedication during such a critical time. He served our company very well and we owe him our thanks.”

From 1999 to 2010, Mr. Pietrafitta, 49, served as Chief Financial Officer of CSS Industries, Inc., a consumer products company that designs, markets, and manufactures boxed Christmas cards, gift wrap and other seasonal products for customers ranging from mass merchandisers and chain drug stores to supermarket chains and party stores. Previously, Mr. Pietrafitta served CSS Industries as Vice President – Finance from 1995 to 1999, and as Treasurer from 1991 to 1995.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

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